Exhibit g(14)

                            SPECIAL CUSTODY AGREEMENT

                                  (Short Sales)

      AGREEMENT, dated as of August 1, 2000, by and among State Street Bank and Trust Company in its capacity as custodian hereunder ("Custodian"), CGM Trust, on behalf of its series, CGM Focus Fund ("Customer"), and Salomon Smith Barney Inc. ("Broker").

      WHEREAS, Broker is a broker-dealer registered with the Securities and Exchange Commission and is a member of several national securities exchanges; and

      WHEREAS, Customer is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended; and

      WHEREAS, Customer desires from time to time to sell securities "short" through Broker, such short sales transactions being permitted by Customer's investment policies, and for that purpose has opened one or more margin accounts with Broker (each an "Account") and executed Broker's "Institutional Client Agreement " (the "Margin Agreement"); and

      WHEREAS, to facilitate Customer's transactions through Broker, Customer, Custodian, and Broker desire to establish procedures for the compliance by Broker with the provisions of Regulation T of the Board of Governors of the Federal Reserve System and with the provisions of Rule 431 of the New York Stock Exchange and other applicable margin requirements and for compliance by Customer with Regulation X of the Board of Governors of the Federal Reserve System and other requirements ("Margin Rules"); and

      WHEREAS, Custodian, as custodian of certain assets of Customer pursuant to a custody agreement ("Custodian Contract"), is prepared to act as custodian to hold Collateral (as defined below) according to the terms and conditions of this Agreement;

      NOW, THEREFORE, be it agreed as follows:

      1. As used herein, the following terms have the following meanings:

      "Adequate Margin" means such Collateral as is adequate in Broker's judgment under the Margin Rules and the internal policies of Broker and has been Advised by Broker to Customer in accordance with Paragraph 6. For purposes hereunder, Broker shall value Collateral at Broker's reasonable discretion.

      "Advice from Broker" or "Advice" means a written notice sent by an Authorized Representative of Broker (as defined below) to Customer and/or Custodian, as applicable, or transmitted by a facsimile-sending device, except that for the purpose of requiring the deposit of initial or additional Collateral, it shall mean notice by telephone to a person designated by Customer and Custodian in writing as authorized to receive such Advice or, in the event that no such person is available, to any officer of Customer and Custodian and confirmed promptly (and in any event no later than the close of business in Boston, Massachusetts, on the same day) in writing thereafter. With respect to any short sale transaction or Closing Transaction, the Advice from Broker means a standard confirmation in use by Broker and sent or transmitted to Customer and Custodian. With respect to substitutions or releases of Collateral, Advice from Broker means a written notice signed by an Authorized Representative of Broker and sent or transmitted to Customer and Custodian. Notwithstanding anything to the contrary, any Advice from Broker communicated to Custodian and directing the transfer or sale of any financial asset (as defined in Section 8-102 of NYUCC) comprising Collateral shall constitute an "entitlement order" (as defined in Section 8-102(a)(8) of NYUCC. An officer of Broker will certify to Custodian the names and signatures of those employees who are authorized to sign Advices from Broker (each, an "Authorized Representative of Broker"), which certification may be amended from time to time. When used herein the term "Advise" means the act of sending an Advice from Broker.

      "Closing Transaction" means a transaction in which Customer purchases securities that have been sold short.

      "Collateral" means Eligible Collateral (as defined below) credited to the Special Custody Account.

      "Eligible Collateral" means U.S. cash, U.S. government securities maintained in the Treasury/Reserve Automated Debt Entry System ("TRADES"), or other margin-eligible U.S. securities acceptable to Broker.

      "Insolvency" means, with respect to Customer or Custodian, that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the "Bankruptcy Law") of any jurisdiction adjudicating such party insolvent; or (ii) such party has petitioned or applied to any tribunal for, or trustee, receiver, liquidator or similar official of, such party, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to such party under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; (iii) any such petition or application has been filed, or any such proceeding has commenced, against such party or such party by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered against such party in an involuntary case under the Bankruptcy Law of the United States, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 15 days; (iv) such party shall make a general assignment for the benefit of creditors; and (v) such party shall admit in writing its inability to pay its debts as they become due.

      "Instructions from Customer" or "Instructions" means a request, direction or certification in writing delivered in the name of Customer by Customer to Custodian and/or Broker or transmitted by a facsimile sending device and which is reasonably believed by Broker and/or Custodian in good faith to be signed by a person authorized to give Instructions on behalf of Customer as appropriate. An authorized agent of Customer will certify to Custodian and Broker the names and signatures of those persons authorized to instruct Custodian and/or Broker, which certification may be amended from time to time. When used herein, the term "Instruct" means the act of sending an Instruction from Customer.

      "NYUCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.


      2. Custodian shall segregate on its books and records Eligible Collateral for the benefit of Salomon Smith Barney Inc. as pledgee of CGM Focus Fund (such segregated assets referred to herein as "Special Custody Account"). The establishment of such Special Custody Account as a sub-account of Customer's custody account shall not adversely affect Broker's rights with respect to the Collateral as set forth in this Agreement.

      Customer agrees to instruct Custodian in Instructions from Customer that cash and securities specified by Customer qualifying as Eligible Collateral and at least equal in value to what Broker shall, in accordance with Paragraph 6, initially and from time to time advise Customer in an Advice from Broker is necessary to constitute Adequate Margin, are to be accepted by Custodian, credited to the Special Custody Account, and identified on Custodian's books and records as pledged to Broker as Collateral. Custodian may in its reasonable discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time and Custodian, acting reasonably, determines that, if it were to act upon such Instructions from Customer, Custodian would not have adequate security for such advances. If Custodian chooses not to act on Instructions from Customer, Custodian shall promptly notify Customer of Custodian's intention not to act upon such instructions. Broker shall have all rights and remedies provided under this Agreement and the Margin Agreement. Customer may substitute or exchange the Collateral in the Special Custody Account only after Customer notifies Broker of the contemplated substitution or exchange and Broker promptly Advises Custodian that such substitution or exchange is acceptable. Customer hereby grants a continuing lien on and security interest to Broker in the Collateral and the proceeds thereof while in the Special Custody Account to secure its obligations to Broker under the Margin Agreement and this Agreement. Custodian shall have no responsibility for the creation, validity, enforceability, or priority of such security interest except as specifically set forth in this Agreement.

      The parties hereto agree that all Eligible Collateral held in or credited to the Special Custody Account (other than U.S. cash) will be treated as financial assets under Article 8 of NYUCC. The parties hereto further agree that the securities intermediary's jurisdiction, within the meaning of Section 8-110(e) of the NYUCC, in respect of the Special Custody Account and the Collateral, is the State of New York and agree that none of them has or will enter into any agreement to the contrary, except that the parties acknowledge that the Custodian Contract is governed by Massachusetts law. Subject to the provisions of this Agreement, Custodian hereby agrees to comply with entitlement orders (as defined under Article 8 of the NYUCC) and other instructions of Broker with respect to the Special Custody Account and any Collateral without further consent of Customer. Customer hereby consents to such agreement. Custodian shall not comply with an entitlement order of Customer withdrawing all or any portion of the Collateral from the Special Custody Account, nor deliver any Collateral from the Special Custody Account to Customer, without receiving Advice from Broker, except as otherwise specified by this Agreement.

      3. The Collateral (i) shall be held by Custodian for Broker in the Special Custody Account subject to the terms and conditions of this Agreement; (ii) may be released to Broker only in accordance with the terms of Paragraph 8 below; and (iii) except as permitted to be released hereunder to Broker, shall not be made available to Broker or to any other person claiming through Broker, including creditors of Broker. Custodian will hold the Collateral in the Special Custody Account subject to the security interest therein of Broker as the pledgee thereof in accordance with the terms of this Agreement. Such security interest will terminate at such time as Collateral is released to Broker as provided in Paragraph 8, substituted or exchanged as provided in Paragraph 2 or withdrawn from the Special Custody Account as provided in Paragraph 6 below. Any rights that Customer may have in the Collateral shall be subject in all respects to the security interest of Broker in accordance with this Agreement.

      Any interest or dividends paid with respect to the Collateral held in the Special Custody Account shall be credited by Custodian to Customer's custody account; provided that, upon Advice of Broker to Custodian that a Default (as defined in Paragraph 8) with respect to Customer has occurred and is continuing, Custodian shall credit such dividends and interest to the Special Custody Account or otherwise in accordance with the Advice provided by Broker to Custodian.

      Custodian shall promptly confirm in writing to Broker and Customer all deliveries, releases or substitutions of Collateral. Custodian shall also advise Broker and Customer upon reasonable request (and in any event monthly) of the kind and amount of Collateral pledged to Broker. Broker shall Advise Custodian and Customer daily of any Collateral in the Special Custody Account in excess of Adequate Margin as provided in Paragraph 6 below.

      4. (a) Customer represents and warrants to Custodian and Broker that securities included at any time in the Collateral shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form) in accordance with the requirements of such exchanges as may be the primary market or markets for such securities. Customer represents and warrants that the Collateral will not be subject to any other liens, claim, security interests or encumbrances, other than to the security interest of Broker granted in accordance with the Margin Agreement and this Agreement, except as provided in Paragraph 4(b) below.

      (b) The Custodian represents that it is and at all times will remain, and will at all times maintain the Special Custody Account and all Collateral in its capacity as (i) a "bank" (as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended), (ii) a "securities intermediary" as defined in Section 8-102 of Article 8 of NYUCC, and (iii) as appropriate, a participant in Depository Trust Company ("DTC") or the Federal Reserve Book Entry System ("BES"). Custodian represents that the Collateral is not and will not be subject to (and the Custodian hereby irrevocably waives) any lien, charge, security interest or other right or claim of the Custodian or any person claiming through the Custodian, other than the security interest described in Paragraph 2 hereof, except for a lien for Custodian's fees, expenses, and advances in connection herewith or under the Custodian Contract between Customer and Custodian, which shall be expressly subordinated in right of payment to the security interest of Broker granted herein.

      5. Custodian shall maintain accounts and records for the Eligible Collateral in the Special Custody Account as a sub-account of Customer's custody account, separate from all other accounts and records for other property of Customer held by Custodian. Customer and Broker acknowledge that Custodian holds securities and cash as custodian for its customers through subcustodians, depositories and deposit-taking banks, which maintain omnibus accounts on behalf of customers of Custodian. Securities Collateral may be held at DTC or other book-entry depository system in the account of the Custodian, except U.S. Treasury securities may also be held at the Federal Reserve Bank of Boston in the account of the Custodian. Custodian shall maintain any Collateral held in its accounts at DTC, BES, other depository or clearing corporations, subcustodians or deposit-taking banks separate from any of its proprietary assets. Custodian confirms that it will make entries on its books and records showing Broker's security interest in the Collateral.

      6. Customer agrees to maintain Adequate Margin in the Special Custody Account at all times in accordance with the Advice of Broker as provided in this Paragraph 6. Broker shall initially, and from time to time, Advise Customer of the value of Collateral that is necessary to constitute Adequate Margin. Broker shall each business day, compute the aggregate net credit or debit balance on Customer's open short sales and Advise Custodian and Customer by 11:00 a.m. New York time that day of the amount of the net debit or credit in an Advice from Broker, as the case may be. If a net debit balance exists on such day, Customer will cause an amount of Eligible Collateral at least equal to such net debit balance to be deposited as Collateral into the Special Custody Account no later than the close of business on the following business day. If a net credit balance exists on such day, Broker shall, concurrently with Advising Custodian and Customer of such net credit balance, Advise Custodian to withdraw Collateral as specified by Customer with the consent of Broker equal to such net credit balance from the Special Custody Account and credit the same to Customer's custody account with Custodian. Custodian agrees to comply with any such Advice. Balances will be appropriately adjusted to reflect each Closing Transaction.

      7. It is understood and agreed that Customer, when placing with Broker any order to sell short for Customer's account, will designate the order as such and hereby authorizes Broker to mark such order as being "short," and when placing with Broker any order to sell long for Customer's account, will designate the order as such and hereby authorizes Broker to mark such order as being "long." Any sell order that Customer shall designate as being "long" as provided above is for securities then owned by Customer.

      8. (a) In the event of (i) failure by Customer to maintain Adequate Margin or to comply with any other obligations hereunder or under the Margin Agreement; or (ii) Customer's or Custodian's Insolvency (either of (i) and (ii) a "Default"), Broker shall have the right to provide an Advice of such Default (including a notice that Broker is exercising exclusive control over the Special Custody Account) to Customer and Custodian (provided, however, that no Advice or notice shall be required upon the occurrence of the event described in (ii) above to the party which is the subject of such Insolvency), and may take any or all of the following actions: (I) effect one or more Closing Transactions; (II) cause the Special Custody Account to be re-registered in Broker's own name or transfer the Special Custody Account to another securities intermediary (as such term is defined in Section 8-102 of NYUCC) in Broker's sole name; (III) remove any Collateral from the Special Custody Account or provide Advice to Custodian to deliver any Collateral free of payment to Broker; (IV) exercise any voting, conversion, registration, purchase or other rights with respect to the Collateral; (V) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of such instruments; or (V) sell, in a commercially reasonable manner, such Collateral as in Broker's judgment is necessary for the protection of Broker's interests. In addition, Broker may exercise any rights against Customer it may have under the Margin Agreement and any rights of a secured party under Articles 8 and 9 of NYUCC or otherwise available under applicable law.

         (b) Any sale of Collateral made pursuant to this Paragraph 8 must be made on the exchange or other market where such business is then usually transacted. Such sale shall be made in a manner commercially reasonable for such securities. Customer shall remain liable to Broker for any deficiency. Broker shall promptly notify Customer of any sale of Collateral and any deficiency remaining in an Advice from Broker. If the proceeds of any such sale exceed the amount due to Broker under this Agreement and the Margin Agreement, the excess of the amount due to Broker shall be held, to the extent it comprises Eligible Collateral, in the Special Custody Account as Collateral, unless otherwise released or withdrawn as provided hereunder. Broker shall have responsibility for compliance with provisions of this Paragraph 8(b) relating to the manner of sale of any Collateral.

      9. Custodian shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Custodian.

      10. Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker or Custodian hereunder for Customer's account at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the direct result of Broker's own gross negligence, recklessness, willful misconduct or bad faith.

      11. Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of Advice from Broker in accordance with this Agreement regarding release of Collateral, except as otherwise required under applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done, by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Broker or any other notice, instruction or other communication which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any Advice, notice or instruction of Broker under this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, or with any rules or regulations of the Securities and Exchange Commission. Custodian shall not be liable to any party for any acts or omissions of any other party to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements, except as required by Paragraph 4(a) hereof. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation, with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian's records as subject to this Agreement and pledged to Broker and shall be in a form that permits transfer without additional authorization or consent of Customer.

      12. No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the parties hereto.

      13. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one and the same instrument.

      14. It is agreed that, notwithstanding any language to the contrary in Custodian's form of confirmation, Custodian holds the Collateral for the benefit of Broker as specified in this Agreement and not as escrow agent.

      15. Any of the parties hereto may terminate this Agreement by thirty days notice in writing to the other parties hereto; provided, however, that (a) the status of any short sales transactions, and of Collateral held at the time of such notice to margin such short sales transactions, shall not be affected by such termination until the release of such Collateral pursuant to applicable law or rules or regulations of such national securities exchanges or self-regulatory organization of which Broker may be a member or to which Broker is subject; (b) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full to Broker all outstanding obligations to Broker under this Agreement and the Margin Agreement (or paid in full such obligations to Broker and provided Broker with reasonable indemnity against any rescission of any such payment) or has arranged for transfer of the assets of the Special Custody Account to a successor custodian acceptable to Broker; and (c) Custodian shall not be entitled to terminate this Agreement unless and to the extent that, immediately before such termination, (i) Customer shall have also been entitled to terminate this Agreement or (ii) the Collateral shall have been transferred to Broker or a successor custodian acceptable to Broker. Upon termination of the Custodian Contract, this Agreement shall also terminate on a date specified by Instructions from Customer within 30 days thereafter and all assets of Customer held in the Special Custody Account shall be transferred to Broker or to a successor custodian acceptable to Broker.

      16. Written communications hereunder shall be sent by facsimile transmission, overnight delivery, or hand delivered as required herein; or, when another method of delivery is not specified, may be mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, addressed:

         (a)   If to Custodian, to:

                      State Street Bank and Trust Company
                      Joseph Palmer Building One JPB/4N
                      One Heritage Drive
                      North Quincy, MA 02171
                      Attention:  Timothy J. Panaro
                      Telephone:  (617) 985-4513
                      Telecopy:   (617) 985-5271

         (b)   If to Customer, to:
                      CGM Trust, on behalf of its series
                      CGM Focus Fund
                       c/o Capital Growth Management
                      One International Place
                      Boston, MA 02110
                      Attention:  Robert Kemp
                      Telephone:  617-737-3225
                      Telecopy:   617-261-0572

         (c)   If to Broker, to:
                      Salomon Smith Barney Inc.
                      28 State Street, 25th floor
                      Boston, MA 02109
                      Attention:  Mary Burke
                      Telephone:  617-570-9446
                      Telecopy:   617-248-8837

      17. This Agreement will be governed by the laws of the State of New York applicable to transactions entered into and to be performed wholly within the State of New York.


      18. No amendment shall be effective unless made in writing and signed by all parties hereto. This Agreement supplements and does not nullify the terms of the Margin Agreement. In the event of an inconsistency between the Margin Agreement and this Agreement, this Agreement shall prevail with respect to the subject matter of such inconsistency.


      19. A copy of the Declaration of Trust of CGM Trust (the "Trust") is on file with the Secretary of State of The Commonwealth of Massachusetts. Custodian and Broker acknowledge that (i) this Agreement was executed or made by or on behalf of Customer by the undersigned as trustee or officer of the Trust and
(ii) the obligations of or arising out of this Agreement are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of such Trust. If this Agreement is executed by the Trust on behalf of one or more series of the Trust, Custodian and Broker further acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this Agreement are binding solely upon the assets or property of the series on whose behalf the Trust has executed this Agreement.


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      IN WITNESS WHEREOF, the parties hereof have executed this Special Custody
Agreement as of the date first above written.


                           STATE STREET BANK AND TRUST COMPANY
                           As Custodian

                           By:    /s/ Ronald E. Logue
                                  ----------------------------------------------

                           Title: Vice Chairman
                                  ----------------------------------------------


                           CGM TRUST
                           On behalf of its series,
                           CGM Focus Fund
                           As Customer


                           By:    /s/ Robert L. Kemp
                                  ----------------------------------------------

                           Title: President
                                  ----------------------------------------------


                           SALOMON SMITH BARNEY INC.
                           As Broker


                           By:    /s/ Daniel K. Patters
                                  ----------------------------------------------

                           Title: MD
                                  ----------------------------------------------